Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Adlai Nortye Ltd. on Form F-3 Amendment No.1 (File No. 333-294173) of our report dated April 19, 2024, on the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows of Adlai Nortye Ltd. for the year ended December 31, 2023, which appears in the Annual Report on Form 20-F of Adlai Nortye Ltd. for the year ended December 31, 2025. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Mazars USA LLP

New York, New York

April 22, 2026